Exhibit 5.1

[Letterhead of Leonard, Street and Deinard Professional Association]

December 15, 2003	Morris M. Sherman
612-335-1561
morris.sherman@leonard.com

Antares Pharma, Inc.

707 Eagleview Boulevard, Suite 414

Exton, PA 19341

RE:	Antares Pharma, Inc. - Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Antares Pharma, Inc., a Minnesota corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration by the Company of an aggregate of 1,800,000 shares of its Common Stock, par value $.01 per share (the “Shares”), for its Amended and Restated 2001 Stock Option Plan for Non-Employee Directors and Consultants and Amended and Restated 2001 Incentive Stock Option Plan for Employees.

As such counsel, we have examined such documents and reviewed such questions of law as we have deemed necessary to form the basis of this opinion. Based upon the foregoing, we are of the opinion that (i) the Shares have been duly authorized, and (ii) when issued, delivered and paid for in accordance with the applicable plan referred to in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

We express no opinion with respect to laws other than those of the State of Minnesota and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to your filing a copy of this opinion as an exhibit to the Registration Statement and to its use as part of the Registration Statement.

We are furnishing this opinion to the Company solely for its benefit in connection with the Registration Statement as described above. It is not to be used, circulated, quoted or otherwise referred to for any other purpose. Other than the Company, no one is entitled to rely on this opinion.

Very truly yours,

LEONARD, STREET AND DEINARD PROFESSIONAL ASSOCIATION

/s/ Morris M. Sherman

Morris M. Sherman